Exhibit 4.15

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1                   Name and Address of Company

Cizzle Brands Corporation (“Cizzle Brands” or the “Company”)
35 McCleary Court, Unit 21

Concord, ON L4K 3Y9

ITEM 2                   Date of Material Change

December 19, 2024.

ITEM 3                   News Releases

A news releases was issued through CNW on December 19, 2024.

ITEM 4                   Summary of Material Changes

The Company announced that it has been granted conditional approval by Cboe Canada Inc. (“Cboe Canada”) to list its common shares (the “Common Shares”) on Cboe Canada under the ticker symbol “CZZL”. Subject to the Company fulfilling all of Cboe Canada’s listing requirements, it is expected that the Common Shares will commence trading on Cboe Canada at the open of markets on December 30, 2024.

ITEM 5	Full Description of Material Change

5.1 – Full Description of Material Change

Cizzle Brands was granted conditional approval by Cboe Canada to list Common Shares on Cboe Canada under the ticker symbol “CZZL”. Subject to the Company fulfilling all of Cboe Canada’s listing requirements, it is expected that the Common Shares will commence trading on Cboe Canada at the open of markets on December 30, 2024. A further press release will be disseminated once trading has commenced.

On December 19, 2024, the Company completed its previously announced reverse takeover transaction (the “Transaction”) with Cizzle Brands Ltd. (the “Target”) and 1001070471 Ontario Inc., a wholly-owned subsidiary of the Company incorporated for the purposes of consummating the Transaction, by way of a statutory “three-cornered” amalgamation. As part of the Transaction: (i) the Company changed its name from “1348512 B.C. Ltd.” to its current name, “Cizzle Brands Corporation”; (ii) consolidated its issued and outstanding Common Shares on the basis of 1.80 pre-consolidation Common Shares for one (1) post-consolidation Common Share; (iii) filed an annual information form dated December 19, 2024 (the “AIF”), which provides additional details regarding the Transaction and the Company post-Transaction; (iv) Stern & Lovrics LLP resigned as the auditors of the Company and MNP LLP was appointed as auditors of the Company; and (v) the Company’s board of directors was reconstituted to consist of nominees of the Target, and all existing officers of the Company resigned and were replaced by nominees of the Target. The details of the Transaction provided herein are a summary only. Readers are referred to the AIF filed under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca.

As part of the Transaction, the Company filed the audited annual financial statements for Cizzle Brands Ltd. for its fiscal year ended July 31, 2024, along with interim financial statements for the three-month period ending October 31, 2024 on the Company’s issuer profile on SEDAR+ at www.sedarplus.ca.

Gowling WLG (Canada) LLP acted as counsel to the Target and Garfinkle Biderman LLP acted as counsel to the Company in connection with the Transaction.

5.2- Disclosure for Restructuring Transactions

Not Applicable.

ITEM 6	Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

ITEM 7	Omitted Information

Not applicable.

ITEM 8	Executive Officer

The name and business number of an executive officer of the Company who is knowledgeable about the material change and this report is:

John Celenza

Chief Executive Officer
Cizzle Brands Corporation
jcelenza@cizzlebrands.com
 1 844 588 2088

ITEM 9	Date of Report

December 23, 2024.

This report contains “forward-looking information” which may include, but is not limited to, information with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future, such as, but not limited to: the listing of the Company’s Common Shares on the Cboe Canada; the timing of the commencement of trading of the Common Shares; and new products of the Company. Such forward-looking information is often, but not always, identified by the use of words and phrases such as “plans,” “expects,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” or “believes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Various assumptions or factors are typically applied in drawing conclusions or making the forecasts or projections set out in forward-looking information. Those assumptions and factors are based on information currently available to the Company.

Forward looking information involves known and unknown risks, uncertainties and other risk factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such risks include risks related to increased competition and current global financial conditions, access and supply risks, reliance on key personnel, operational risks, regulatory risks, financing, capitalization and liquidity risks. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking information. The Company undertakes no obligation, except as otherwise required by law, to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors change.